     As filed with the Securities and Exchange Commission on June 25, 2001

                                                      REGISTRATION NO. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


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                        SPANISH BROADCASTING SYSTEM, INC.
             (Exact name of registrant as specified in its charter)

                   DELAWARE                                          13-3827791
 (STATE OR OTHER JURISDICTION OF INCORPORATION          (I.R.S. EMPLOYER IDENTIFICATION NO.)
               OR ORGANIZATION)

       2601 SOUTH BAYSHORE DRIVE, PH II                         RAUL ALARCON, JR.
         COCONUT GROVE, FLORIDA 33133                   2601 SOUTH BAYSHORE DRIVE, PH II
                (305) 441-6901                            COCONUT GROVE, FLORIDA 33133
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE                    (305) 441-6901
 NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S        (NAME, ADDRESS, INCLUDING ZIP CODE, AND
         PRINCIPAL EXECUTIVE OFFICES)               TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                                                               AGENT FOR SERVICE)

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                                   COPIES TO:

                          WILLIAM E. WALLACE, JR., ESQ.
                                KAYE SCHOLER LLP
                                 425 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 836-8000

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APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS
PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

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
                                                 CALCULATION OF REGISTRATION FEE

                                                         PROPOSED MAXIMUM                                            AMOUNT OF
   TITLE OF EACH CLASS OF             AMOUNT TO           OFFERING PRICE             PROPOSED MAXIMUM              REGISTRATION
 SECURITIES TO BE REGISTERED        BE REGISTERED            PER SHARE (1)       AGGREGATE OFFERING PRICE              FEE (2)
-----------------------------------------------------------------------------------------------------------------------------------
    CLASS A COMMON STOCK              4,441,545               $6.56                  $29,136,535.20                 $7,284.13

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(2) Computed in accordance with Rule 457(c) under the Securities Act of 1933.

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THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES
AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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                                   PROSPECTUS

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED JUNE   , 2001.


                                4,441,545 SHARES


                       SPANISH BROADCASTING SYSTEM, INC.
                              CLASS A COMMON STOCK

                                    SBS LOGO

                                 ---------------

    Certain of the selling stockholders identified in this prospectus are offering for sale from time to time under this prospectus up to an aggregate of 4,441,545 shares of our Class A Common Stock, which were originally issued to the selling stockholders as partial payment for the purchase of all of the outstanding capital stock of Rodriguez Communications, Inc. and the purchase of radio station KTCY-FM from New World Broadcasters Corp. The selling stockholders may sell these shares from time to time on the over-the-counter market in regular brokerage transactions. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on page 12 of this prospectus. We will not receive any portion of the proceeds from the sale of these shares by the selling stockholders.

    We are authorized to issue Class A Common Stock and Class B Common Stock. The rights of each class are essentially identical, except that each share of Class A Common Stock entitles its holder to one vote per share and each share of Class B Common Stock entitles its holder to ten votes per share.

    Our shares of Class A Common Stock are quoted on The Nasdaq Stock Market's National Market under the symbol "SBSA". The shares of our Class A Common Stock offered for the account of the selling stockholders will be offered at the market price on the day of sale. On June 22, 2001, the last reported sale price of our Class A Common Stock was $6.95 per share.

    INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                      This is not an underwritten offering.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

                 The date of this prospectus is June __, 2001.

                                       TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
RISK FACTORS...........................................................5
USE OF PROCEEDS.......................................................10
SELLING STOCKHOLDERS..................................................11
PLAN OF DISTRIBUTION..................................................12
LEGAL MATTERS.........................................................13
EXPERTS...............................................................13
MATERIAL CHANGES......................................................13
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................13
WHERE YOU CAN FIND MORE INFORMATION...................................14

-- Spanish Broadcasting System, Inc., founded in 1983 and incorporated in the State of Delaware in 1994, is the largest Hispanic-controlled radio broadcasting company in the United States. Our principal executive offices are located at 2601 South Bayshore Drive, PH II, Coconut Grove, Florida 33133 and our telephone number is (305) 441-6901.

-- All references to "we", "us", "our", "SBS" or "our Company" in this prospectus mean Spanish Broadcasting System, Inc., a Delaware corporation, and all entities owned or controlled by Spanish Broadcasting System, Inc.

-- You should read the entire prospectus before making an investment decision. The information in this prospectus may not contain all of the information that may be important to you.

-- We operate a Website at www.lamusica.com. The information on our Website is not part of this prospectus.

-- All references to "FCC" in this prospectus refer to the Federal Communications Commission.

                                  RISK FACTORS

    You should carefully consider the following factors and other information in this prospectus before deciding to invest in our shares of Class A Common Stock.

    You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus may only be accurate on the date of this prospectus.

    Sections of this prospectus contain forward-looking statements, including, without limitation, statements concerning possible or assumed future results of operations of SBS preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates," "intends," "plans" or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995.

    Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. You should understand that such statements made in this section and elsewhere in this prospectus are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in such forward-looking statements.

SUBSTANTIAL DEBT -- OUR SUBSTANTIAL LEVEL OF DEBT COULD LIMIT OUR ABILITY TO GROW AND COMPETE.

    Our consolidated debt is substantial. As of March 25, 2001, we had outstanding long term debt (including current portions) of approximately $304.6 million and a stockholders' equity of $313.5 million. After giving effect to the closing of our Rule 144A offering of $100 million of 9 5/8% senior subordinated notes due 2009 on June 8, 2001 and the repayment of our senior credit facility, our long term debt as of June 8, 2001 is $339.6 million (including current portions) before giving effect to the delayed draw special fee payment and discount given in connection with the issuance of such notes. Giving effect to the completion of the offering, our debt to last twelve months cash flow ratio exceeds 7.0 to 1.0, and our ability to incur additional indebtedness under the terms of the indenture relating to these notes and the indenture relating to the $235 million of our 9 5/8% senior subordinated notes due 2009 that were issued in 1999 has been reduced. Since we expect our cash flow in the third and fourth quarters of fiscal 2001 to be less than for the comparable periods last year, we believe that our debt to last twelve months cash flow ratio will continue to increase during the third and fourth quarters of fiscal 2001 and could reach as high as 9.3 to 1.0. As a result, we will be unable to incur additional debt under the indentures other than for specifically identified occurrences, including senior debt not to exceed $175 million.

    Our substantial level of debt could have several important consequences to the holders of our securities, including the following:

    - a significant portion of our cash flow from operations will be dedicated to servicing our debt obligations and will not be available for operations, future business opportunities or other purposes;

    - our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes may be limited;

    - our substantial debt could make us more vulnerable to economic downturns, limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business and economic conditions; and

    - our substantial debt could place us at a disadvantage compared to our competitors that have less debt.



    Our ability to satisfy all of our debt obligations depends upon our future operating performance. Our operating performance will be affected by prevailing economic conditions and financial, business and other factors, some of which are beyond our control. We believe that our operating cash flow will be sufficient to meet our operating expenses and to service our debt requirements as they become due. However, if we are unable to pay our debts, whether upon acceleration of our debt or in the ordinary course of business, we will be forced to pursue alternative strategies such as selling assets, restructuring our debt, or seeking additional equity capital. We cannot assure you that we can successfully complete any of these strategies on satisfactory terms or that the approval of the FCC could be obtained on a timely basis, or at all, for the transfer of any of the stations' licenses in connection with a proposed sale of assets.

ADDITIONAL BORROWINGS AVAILABLE -- DESPITE CURRENT INDEBTEDNESS LEVELS, WE AND OUR SUBSIDIARIES MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS DESCRIBED ABOVE.

    We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the indentures relating to our 9 5/8% senior subordinated notes due 2009 restrict our ability to incur additional debt if our debt to last twelve months cash flow ratio exceeds 7.0 to 1.0, which is currently the case, the terms of the indentures do not fully prohibit us or our subsidiaries from incurring certain additional indebtedness and permit us, under the more restrictive of the indentures, to incur up to $175 million of additional indebtedness. If we or our subsidiaries incur additional debt, the related risks that we and our subsidiaries face could intensify.

INDEBTEDNESS MAY BE ACCELERATED -- IF ANY LENDER TO US OR OUR SUBSIDIARIES ACCELERATES ANY DEBT, WE AND OUR SUBSIDIARIES MAY NOT HAVE THE RESOURCES TO REPAY THAT DEBT. AN EVENT OF DEFAULT UNDER ANY MATERIAL DEBT INSTRUMENTS WOULD HARM OUR BUSINESS AND FINANCIAL CONDITION.

    If there were an event of default under our or our subsidiaries' indebtedness, the holders of the affected indebtedness could elect to declare all of that indebtedness to be due and payable immediately, which in turn, could cause all of our or our subsidiaries' other indebtedness to become due and payable. We cannot assure you that we or our subsidiaries would have sufficient funds available, or that we or our subsidiaries would have access to sufficient capital from other sources, to repay the accelerated debt. Even if we or our subsidiaries could obtain additional financing, we cannot assure you that the terms would be favorable to us. Assuming that we enter into a new credit facility, if the amounts outstanding under our indebtedness were accelerated, we would expect our lenders to have the right to foreclose on their liens on substantially all of our and our subsidiaries' assets, and on the stock of our subsidiaries. As a result, any event of default could have a material adverse effect on our business and financial condition.

RESTRICTIONS IMPOSED BY OUR DEBT -- THE TERMS OF OUR DEBT RESTRICT US FROM ENGAGING IN MANY ACTIVITIES, REQUIRE US TO SATISFY VARIOUS FINANCIAL TESTS AND MAY ADVERSELY AFFECT OUR BUSINESS BY LIMITING OUR FLEXIBILITY.

Indentures

    The indentures governing our 9 5/8% senior subordinated notes due 2009 contain covenants that restrict, among other things, our ability to:

    -   incur additional debt;

    -   create liens;

    - pay dividends, distributions or make other specified restricted payments;

    -   sell assets;

    -   enter into transactions with affiliates;

    -   sell capital stock of our subsidiaries; and

    - merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets.

    If an event of default occurs under the indentures, the noteholders could elect to declare all amounts outstanding under the indentures, together with accrued interest, to be immediately due and payable. In addition, there is a change of control provision in the indentures which would require us to make an offer to repurchase all of our notes in the event that we experience a change of control.

Senior Credit Facility

    We used $66.2 million of the proceeds from our Rule 144A offering of $100 million of 9 5/8% senior subordinated notes due 2009, which closed on June 8, 2001, to pay the outstanding indebtedness under our senior credit facility and we terminated that facility.

    We are currently discussing a new revolving credit facility in the amount of approximately $15 million with potential lenders. We expect that the revolving credit facility will contain customary terms and covenants which may be more restrictive than our senior subordinated debt.

   HISTORY OF NET LOSSES -- WE HAVE EXPERIENCED NET LOSSES IN THE PAST AND TO THE EXTENT THAT WE EXPERIENCE LOSSES IN THE FUTURE, THE MARKET PRICES OF OUR SECURITIES, INCLUDING OUR COMMON STOCK, AND OUR ABILITY TO RAISE CAPITAL COULD BE ADVERSELY AFFECTED.

    We experienced a net loss in fiscal year 2000. The primary reasons for this loss were an extraordinary loss on the early extinguishment of debt, net of income taxes, and a non-recurring severance payment related to the purchase of an annuity for two of our retired executives. We also experienced a net loss for the six-month period ended March 25, 2001. The primary reasons for this loss were the inclusion of revenues generated and operating expenses incurred by the stations acquired in the year 2000. Operating expenses at these stations outpaced revenues as we incurred additional expenses in order to establish and promote our presence. These factors, combined with a decline in same station operating results due generally to lower advertising demand, all contributed to the net loss.

    If we acquire additional stations, amortization related to the acquisition of radio stations will probably increase. Moreover, depending on the financing used to fund these acquisitions, interest expense may increase.

    We cannot assure you that we will achieve profitability. Failure to achieve profitability may adversely affect the market price of our common stock, which in turn may adversely affect our ability to raise additional equity capital and to incur additional debt.

IMPORTANCE OF THE NEW YORK AND MIAMI MARKETS -- A LARGE PORTION OF OUR NET BROADCAST REVENUE AND BROADCAST CASH FLOW CURRENTLY COMES FROM THESE MARKETS.

    Based upon the stations we owned and operated as of March 25, 2001, our radio stations in New York and Miami collectively accounted for 56.5% of our net broadcast revenue and for 82.2% of our broadcast cash flow for the six-month period ended March 25, 2001, excluding profits from a barter agreement with America Online, Inc. A significant decline in net broadcast revenue or broadcast cash flow from our stations in either of these markets could have a material adverse effect on our financial position and results of operations.

DEPENDENCE ON KEY PERSONNEL -- LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

    Our business depends upon the efforts, abilities and expertise of our executive officers and other key employees, including Raul Alarcon, Jr., our Chairman of the Board of Directors, Chief Executive Officer and President. The loss of any of these officers and key employees could have a material adverse effect on our business. We do not maintain key man life insurance on any of our personnel.

INDEPENDENT DIRECTOR -- WE HAVE ONLY ONE INDEPENDENT DIRECTOR.

    We currently have only one independent director on our board of directors due to the resignation of a director on May 7, 2001. Under current Nasdaq Stock Market rules, we were required to have three independent directors serving on the audit committee of our board of directors no later than June 14, 2001. We have been granted an extension from Nasdaq, which gives us until August 15, 2001 to be in compliance with the audit committee requirements. If we are unable to appoint two additional independent directors to serve on our board of directors and the audit committee by August 15, 2001, we may be at risk of having our securities delisted from the Nasdaq Stock Market's National Market. In addition, until we appoint additional independent directors to our board of directors, our one independent director will entirely control the approval of certain actions or transactions (such as certain transactions with affiliates) that require the approval of independent directors under applicable corporate law, the rules and regulations of the Nasdaq Stock Market, and the terms of the indentures relating to our 9 5/8% senior subordinated notes due 2009. Although we are in active discussions with individuals concerning their willingness to serve on our board of directors, there can be no assurance as to when we will be able to appoint suitable independent directors to our board of directors.

COMPETITION -- WE COMPETE FOR ADVERTISING REVENUE WITH OTHER RADIO GROUPS AS WELL AS TELEVISION AND OTHER MEDIA, MANY OPERATORS OF WHICH HAVE GREATER RESOURCES THAN WE DO.

    Broadcasting is a highly competitive business. Our radio stations compete in their respective markets for audiences and advertising revenues with other radio stations of all formats, as well as with other media, such as newspapers, magazines, television, cable television, outdoor advertising, the Internet and direct mail. As a result of this competition, our stations' audience ratings and market shares may decline and any adverse change in a particular market could have a material adverse effect on the revenue of our stations located in that market.

    Although we believe that each of our stations is able to compete effectively in its respective market, we cannot assure you that any station will be able to maintain or increase its current audience ratings and advertising revenues. Radio stations can change formats quickly. Any other radio station currently broadcasting could shift its format to duplicate the format of any of our stations. If a station converts its programming to a format similar to that of one of our stations, or if one of our competitors strengthens its operations, the ratings and broadcast cash flow of our station in that market could be adversely affected. In addition, other radio companies which are larger and have more resources may also enter markets in which we operate.

RISKS OF ACQUISITION STRATEGY -- OUR GROWTH DEPENDS ON SUCCESSFULLY EXECUTING OUR ACQUISITION STRATEGY.

    We have grown and intend to continue to grow by acquiring radio stations primarily in the largest U.S. Hispanic markets. We cannot assure you that our acquisition strategy will be successful. Our acquisition strategy is subject to a number of risks, including, but not limited to:

    - acquired stations may not increase our broadcast cash flow or yield other anticipated benefits;

    - required regulatory approvals may result in unanticipated delays in completing acquisitions;

    -   we may have difficulty managing our rapid growth; and

    - we may be required to raise additional financing and our ability to do so is limited by the terms of our debt instruments.

ADDITIONAL LOS ANGELES STATION -- WE WILL INCUR START-UP COSTS IN CONNECTION WITH OUR TIME BROKERAGE AGREEMENT FOR KFSG-FM (OPERATING UNDER THE CALL LETTERS KXOL-FM) AND OUR ABILITY TO FINANCE THE ACQUISITION OF THE STATION MAY BE LIMITED.

    On April 30, 2001, we commenced broadcasting our programming on radio station KFSG-FM in Los Angeles, California (operating under the call letters KXOL-FM) under a time brokerage agreement with the International Church of the FourSquare Gospel ("ICFG"). We will incur start-up costs in connection with our time brokerage agreement and we may not generate any significant revenues until the fourth quarter of fiscal 2001. The time brokerage agreement expires in March 2002 and our right to acquire KFSG-FM also expires at such time. We can extend the time brokerage agreement and our right to close under the asset purchase agreement for KFSG-FM until December 2002 by making a payment to ICFG of $35 million in March 2002. Our ability to finance the acquisition of KFSG-FM through additional debt offerings will be limited by the terms of our indentures. We may have to raise the funds to consummate the KFSG-FM transaction through asset sales, equity offerings, additional debt and internally generated cash. There is no assurance that we will be able to raise sufficient funds to consummate the acquisition of KFSG-FM. If we fail to make the $35 million payment to extend the time brokerage agreement, or if we extend the time brokerage agreement by making the $35 million payment in March 2002, and are then unable to finance the balance of the purchase price for KFSG-FM, we will have lost the business opportunity and the monies paid under the time brokerage agreement.

CONTROLLING STOCKHOLDER -- OUR CHAIRMAN, CEO AND PRESIDENT HAS MAJORITY CONTROL.

    Raul Alarcon, Jr., our Chairman of the Board of Directors, Chief Executive Officer and President, owns shares of Class B Common Stock having approximately 83% of the combined voting power of our outstanding shares of common stock, as of the date of this prospectus. Accordingly, Mr. Alarcon, Jr. has the ability to elect all of our directors and can effectively control our policies and affairs. This control may discourage certain types of transactions involving an actual or potential change of control of SBS such as a merger or sale of SBS.

TECHNOLOGY CHANGES, NEW SERVICES AND EVOLVING STANDARDS -- WE MUST BE ABLE TO RESPOND TO RAPIDLY CHANGING TECHNOLOGY, SERVICES AND STANDARDS WHICH CHARACTERIZE OUR INDUSTRY IN ORDER TO REMAIN COMPETITIVE.

    The FCC is considering ways to introduce new technologies to the radio broadcast industry, including satellite and terrestrial delivery of digital audio broadcasting, and the standardization of available technologies which significantly enhance the sound quality of AM and FM broadcasts. We cannot predict the effect new technology of this nature will have on our financial condition and the results of our operations. Several new media technologies are being developed, including the following:

    - cable television operators have introduced a service commonly referred to as "cable radio" which provides cable television subscribers with several high-quality channels of music, news and other information;

    - the Internet is poised to offer new and diverse forms of program distribution;

    - direct satellite broadcast television companies are supplying subscribers with several high quality music channels;

    - the introduction of satellite digital audio radio technology could result in new satellite radio services with sound quality equivalent to that of compact discs; and

    - the introduction of in-band on-channel digital radio could provide multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services.

GOVERNMENT REGULATION -- OUR BUSINESS DEPENDS ON MAINTAINING OUR FCC LICENSES. WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO MAINTAIN THESE LICENSES.

    The domestic broadcasting industry is subject to extensive federal regulation which, among other things, requires approval by the FCC for the issuance, renewal, transfer and assignment of broadcasting station operating licenses and limits the number of broadcasting properties we may acquire. Federal regulations create significant new opportunities for broadcasting companies but also create uncertainties as to how these regulations will be interpreted and enforced by the courts.























    Our success depends in part on acquiring and maintaining broadcast licenses issued by the FCC, which are typically issued for a maximum term of eight years and are subject to renewal. While we believe that the FCC will approve applications for renewal of our existing broadcasting licenses when made, we cannot guarantee that pending or future renewal applications submitted by us will be approved, or that renewals will not include conditions or qualifications that could adversely affect our operations. Although we may apply to renew our FCC licenses, interested third parties may challenge our renewal applications. In addition, if we or any of our officers, directors or significant stockholders violate the FCC's rules and regulations or the Communications Act of 1934, or are convicted of a felony, the FCC may commence a proceeding to impose sanctions upon us. Examples of possible sanctions include the imposition of fines; the revocation of our broadcast licenses; or the renewal of one or more of our broadcasting licenses for a term of fewer than eight years. If the FCC were to issue an order denying a license renewal application or revoking a license, we would be required to cease operating the radio station covered by the license only after we had exhausted administrative and judicial review without success.

    The radio broadcasting industry is subject to extensive and changing federal regulation. Among other things, the Communications Act and FCC rules and policies limit the number of broadcasting properties that any person or entity may own (directly or by attribution) in any market and require FCC approval for transfers of control and assignments. The filing of petitions or complaints against us or any FCC licensee from which we acquire a station could result in the FCC delaying the grant of, or refusing to grant or imposing conditions on its consent to the assignment or transfer of licenses. The Communications Act and FCC rules also impose limitations on non-U.S. ownership and voting of our capital stock.

    Moreover, governmental regulations and policies may change over time and we cannot assure you that those changes would not have a material impact upon our business, financial position or results of operations.

ANTITRUST MATTERS -- WE MAY FACE REGULATORY REVIEW FOR ADDITIONAL ACQUISITIONS IN OUR EXISTING MARKETS AND, POTENTIALLY, NEW MARKETS.

    An important part of our growth strategy is the acquisition of additional radio stations. After the passage of the Telecommunications Act of 1996, the U.S. Department of Justice has become more aggressive in reviewing proposed acquisitions of radio stations and radio station networks. The Justice Department is particularly concerned when the proposed buyer already owns three or more radio stations in the market of the station it is seeking to buy. Recently, the Justice Department has challenged a number of radio broadcasting transactions. Some of those challenges ultimately resulted in consent decrees requiring, among other things, divestitures of certain stations. In general, the Justice Department has more closely scrutinized radio broadcasting acquisitions that result in market shares in excess of 40% of local radio advertising revenue. Similarly, the FCC reviews proposed radio broadcasting transactions even if the proposed acquisition otherwise complies with the FCC's ownership limitations. In particular, the FCC may invite public comment on proposed radio transactions that the FCC believes, based on its initial analysis, may present ownership concentration concerns in a particular local radio market.

RECESSION OR DOWNTURN IN THE ECONOMY -- NATIONAL OR REGIONAL RECESSIONS COULD IMPAIR OUR REVENUES.

    Our broadcasting revenues could be adversely affected by a recession or downturn in the United States economy since advertising expenditures generally decrease as the economy slows down. In addition, our operating results in individual geographic markets could be adversely affected by local or regional economic downturns. Our broadcasting revenues have been materially adversely affected by past recessions. Future economic downturns might have a material adverse effect on our ability to generate advertising revenue and might materially and adversely affect our financial condition and operating results.

MARKET FLUCTUATION -- THE MARKET OF OUR SHARES OF CLASS A COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY.

    The stock market in general has recently experienced extreme price fluctuations, which has often been unrelated to the operating performance of the affected companies. We believe that the principal factors that may cause price fluctuations in our shares of Class A Common Stock are:

    -   fluctuations in our financial results;

    - general conditions or developments in the radio industry, television and other media, and the worldwide economy;

    -   sales of our common stock into the marketplace;

    - a shortfall in revenue, gross margin, earnings or other financial results from operations or changes in analysts' expectations; and

    -   developments in our relationships with our customers and suppliers.

    We cannot assure you that the market price of our Class A Common Stock will not experience significant fluctuations in the future, including fluctuations that are adverse and unrelated to our performance.

SHARES OF COMMON STOCK ELIGIBLE FOR CURRENT OR FUTURE SALE -- CURRENT OR FUTURE SALES BY EXISTING STOCKHOLDERS COULD DEPRESS THE MARKET PRICE OF OUR CLASS A COMMON STOCK.

    The market price of our Class A Common Stock could drop as a result of sales of a large number of shares of Class A Common Stock by our existing stockholders in this offering or after this offering or of Class B Common Stock (convertible into Class A Common Stock) after this offering, or the perception that these sales may occur. These factors could make it more difficult for us to raise funds through future offerings of our Class A Common Stock.

    As of the date of this prospectus, there are 36,856,305 shares of Class A Common Stock and 27,801,900 shares of Class B Common Stock outstanding. The shares of Class A Common Stock sold in this offering will be freely tradeable without restriction, subject to the lock-up letter agreements entered into by the selling stockholders, except for any shares acquired by one of our affiliates, which can be sold under Rule 144 of the Securities Act of 1933 subject to certain volume and other restrictions.

    The price of our Class A Common Stock could also drop if we issue warrants to purchase shares of our Class A Common Stock to ICFG pursuant to the terms of the time brokerage agreements entered into with ICFG. Under those agreements, we could issue warrants exercisable for up to a maximum of 3,430,951 shares of our Class A Common Stock at an exercise price of $6.00 per share. If issued, the warrants are exercisable for five years. The actual number of warrants, if any, that we will issue is dependent on when ICFG terminates its time brokerage agreement and when we either close the asset purchase agreement for the purchase of radio station KFSG-FM or, in the alternative, terminate such agreement.

                                USE OF PROCEEDS

    The proceeds from the sale of shares of our Class A Common Stock under this prospectus are solely for the account of the selling stockholders. Accordingly, we will not receive any proceeds from the sale of the shares being sold by the selling stockholders under this prospectus.

                              SELLING STOCKHOLDERS

     The following table sets forth as of the date of this prospectus certain information known to us with respect to the beneficial ownership of the shares of Class A Common Stock being sold by each selling stockholder. The information is based upon information provided by the selling stockholders, as of the date of this prospectus and is not based upon our independent information. The following table assumes that the selling stockholders will sell all of the shares being offered for their account by this prospectus, which were issued to them as partial payment for our acquisition of all of the outstanding capital stock of Rodriguez Communications, Inc. and the acquisition of KTCY-FM and related assets from New World Broadcasters Corp. pursuant to a stock purchase agreement and an asset purchase agreement, respectively, each entered into by us on or about May 8, 2000. However, we are unable to determine the exact number of shares that actually will be sold.

    The number and percentage of shares beneficially owned is based on 36,856,305 shares of Class A Common Stock issued and outstanding as of the date of this prospectus, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days from the date of this prospectus through the exercise of any stock option or other rights.

    The following table sets forth with respect to each of the selling stockholders (1) the number of shares of Class A Common Stock owned by that selling stockholder prior to this offering, (2) the maximum number of shares of Class A Common Stock to be sold by that selling stockholder in this offering,
(3) the number of shares of Class A Common Stock that the selling stockholder will own after completion of this offering if the selling stockholder sells the maximum number of shares and (4) the percentage of the total outstanding Class A Common Stock that the selling stockholder will own after completion of this offering if the selling stockholder sells the maximum number of shares. Upon completion of this offering, the selling stockholders will own those shares of Class A Common Stock which they do not sell in this offering. Unless indicated below, each selling stockholder listed has sole voting and sole dispositive power with respect to all shares beneficially owned, subject to community property laws, if applicable.

                                       Number of Shares      Maximum Number of     Number of Shares of      Percentage of Class
                                       of Class A Common     Shares of Class A     Class A Common Stock    A Common Stock Owned
                                       Stock Owned Prior     Common Stock to be    Owned After Completion   Upon Completion of
    Name of Selling Stockholder        to This Offering     Sold in This Offering    of This Offering(1)      This Offering(1)
    ---------------------------        -----------------    ---------------------   ---------------------    ------------------
James L. Anderson(2)(3)..................   193,189(2)             193,189(2)                --                      --
BlueStone Capital Partners, L.P..........     70,459                70,459                   --                      --
Charles J. Brooks(4).....................     20,877                20,877                   --                      --
James A. Gammon(5).......................    142,062               142,062                   --                      --
The Elias and Miriam Liberman Trust......    306,722               306,722                   --                      --
The Julio and Ida Liberman Trust.........    310,543               310,543                   --                      --
The Liberman Irrevocable Trust...........    270,000               270,000                   --                      --
Marcos A. Rodriguez(6)...................     32,952                32,952                   --                      --
The Marcos and Sonya Rodriguez
  Family Trust(2)(7).....................  3,011,234(2)          3,011,234(2)                --                      --
Rodriquez Communications, L.P............     83,507                83,507                   --                      --
         Total...........................  4,441,545             4,441,545                   --                      --
                                           =========             =========

-----------------

(1) Assumes the maximum number of shares registered in this offering is sold.

(2) James L. Anderson is Trustee of the Marcos and Sonya Rodriguez Family Trust (the "Trust") and as such he has voting and dispositive power over the 3,011,234 shares beneficially owned by the Trust.

(3) James L. Anderson was the Chief Executive Officer and a shareholder of Rodriguez Communications, Inc. prior to the time that SBS acquired such entity on November 10, 2000. Mr. Anderson was also the Chief Executive Officer of RCI (Alameda) Acquisition, Inc., a wholly owned subsidiary of Rodriguez Communications, Inc., prior to the time that SBS acquired such entity on November 10, 2000.

(4) Since April 20, 2001, Charles J. Brooks has held the position of Management Consultant and Advisor for SBS. From November 10, 2000 to April 20, 2001, Mr. Brooks held the position of Vice President--Western Region for SBS. Charles J. Brooks was the President and Chief Operating Officer and a shareholder of Rodriguez Communications, Inc. prior to the time that SBS acquired such entity on November 10, 2000. Mr. Brooks was also the President and Chief Operating Officer of RCI (Alameda) Acquisition, Inc., a wholly owned subsidiary of Rodriguez Communications, Inc., prior to the time that SBS acquired such entity on November 10, 2000.

(5) James A Gammon was the Assistant Treasurer and a shareholder of Rodriguez Communications, Inc. prior to the time that SBS acquired such entity on November 10, 2000.

(6) Marcos A. Rodriguez was the Chairman of the Board and sole director of Rodriguez Communications, Inc. prior to the time that SBS acquired such entity on November 10, 2000. Mr. Rodriguez was also the Chairman of the Board and sole director of RCI (Alameda) Acquisition, Inc., a wholly owned subsidiary of Rodriguez Communications, Inc., prior to the time that SBS acquired such entity on November 10, 2000.

(7) The Marcos and Sonya Rodriguez Family Trust was a significant shareholder of Rodriguez Communications, Inc. prior to the time that SBS acquired such entity on November 10, 2000.

                              PLAN OF DISTRIBUTION

     A total of 4,441,545 shares of our Class A Common Stock may be offered and sold from time to time by the selling stockholders under this prospectus. Each selling stockholder will act independently from SBS in making decisions with respect to the timing, manner and size of each sale. Each of the selling stockholders has indicated to us that it intends to dispose of its shares of our Class A Common Stock, being offered by this prospectus, through the open market. Each selling stockholder may sell all or a portion of the shares of our Class A Common Stock owned by it from time to time through the Nasdaq National Market and may sell shares of our Class A Common Stock to or through one or more broker-dealers at prices prevailing on the Nasdaq National Market at the times of such sales. Broker-dealers participating in such transactions may receive compensation in the form of discounts, concessions or commissions from the selling stockholder effecting such sales. The selling stockholders and any broker-dealers who act in connection with sales of our Class A Common Stock may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, and any commissions received by them and profit on any resale of the shares of our Class A Common Stock might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate.

Each of the selling stockholders has entered into lock-up letter agreements whereby each selling stockholder has agreed not to offer for sale, sell, pledge, or otherwise dispose of any of such selling stockholder's shares of our Class A Common Stock except as follows: (a) James L. Anderson, Charles J. Brooks, James
A. Gammon, and Marcos Rodriguez each may transfer 40% of the aggregate Class A Common Stock held by each such selling stockholder after November 10, 2001 and the remaining 60% of the aggregate Class A Common Stock held by it after November 10, 2002; (b) Rodriguez Communications, L.P. may transfer 20% of the aggregate Class A Common Stock held by it after March 15, 2001, 40% of the aggregate Class A Common Stock held by it after November 10, 2001 and the remaining 40% of the aggregate Class A Common Stock held by it after November 10, 2002; (c) The Marcos and Sonya Rodriguez Family Trust may transfer 77,816 shares of Class A Common Stock plus an additional 20% of the aggregate Class A Common Stock held by it after March 15, 2001, 40% of the aggregate Class A Common Stock held by it after November 10, 2001 and the remaining Class A Common Stock held by it after November 10, 2002; (d) The Julio and Ida Liberman Trust and the Elias and Miriam Liberman Trust each may transfer 6% of the aggregate Class A Common Stock held by each such selling stockholder after November 10, 2000, 14% of the aggregate Class A Common Stock held by each such selling stockholder after March 15, 2001, 40% of the aggregate Class A Common Stock held by each such selling stockholder after November 10, 2001 and the remaining 40% of the aggregate Class A Common Stock held by each such selling stockholder after November 10, 2002; (e) The Liberman Irrevocable Trust has the right to transfer 6% of the aggregate Class A Common Stock held by it after November 10, 2000, 14% of the aggregate Class A Common Stock held by it after March 15, 2001, 40% of the aggregate Class A Common Stock held by it after November 10, 2001 and the remaining 40% of the aggregate Class A Common Stock held by it after November 10, 2002; and (f) BlueStone Capital Partners, L.P.
may transfer 20% of the aggregate Class A Common Stock held by it after March 15, 2001, 40% of the aggregate Class A Common Stock held by it after November 10, 2001 and the remaining 40% of the aggregate Class A Common Stock held by it after November 10, 2002.

     The selling stockholders will pay all underwriting discounts and selling commissions, if any, relating to the sale of the shares of Class A Common Stock included in this prospectus. SBS will pay the registration and filing fees payable to the SEC, fees and expenses relating to the registration or qualification of the shares of Class A Common Stock pursuant to any applicable state securities or "blue sky" laws, printing expenses, and the fees and expenses of our counsel and independent accountants, and reasonable fees and expenses of selling stockholders' counsel.


                                  LEGAL MATTERS

    The validity of the shares of Class A Common Stock being offered by this prospectus will be passed upon for us by Kaye Scholer LLP, New York, New York. Jason L. Shrinsky, one of our directors, is a partner of Kaye Scholer LLP, which firm has regularly represented us as our legal counsel and will continue to do so. Additionally, Mr. Shrinsky received options to purchase shares of our Class A Common Stock pursuant to our 1999 Stock Option Plan for Nonemployee Directors. Mr. Shrinsky holds his options for the benefit of his law firm, Kaye Scholer LLP. In addition, Mr. Shrinsky shares ownership of, and voting and investment power for, 15,000 shares of Class A Common Stock with his spouse.

                                     EXPERTS

    The consolidated financial statements and schedule of Spanish Broadcasting System, Inc. and its subsidiaries as of September 26, 1999 and September 24, 2000, and for each of the fiscal years in the three-year period ended September 24, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                MATERIAL CHANGES

    On June 8, 2001, we completed a Rule 144A offering of $100 million of 9 5/8% senior subordinated notes due 2009. We used a portion of the proceeds from this offering to pay the outstanding indebtedness under our senior credit facility which we then terminated. We plan to use the remainder of the proceeds from this offering for general corporate purposes. The terms of the notes are substantially similar to the $235 million of 9 5/8% senior subordinated notes due 2009 that we issued in 1999.

    In connection with the issuance and sale of the notes in our Rule 144A offering, we entered into a registration rights agreement with the initial purchaser in the offering pursuant to which we have undertaken to file a registration statement to permit holders of the notes to exchange such notes for notes registered under the Securities Act of 1933.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us to incorporate by reference in this prospectus the information we file with the SEC, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information.

    The following documents we have filed with the SEC are incorporated herein by reference:

    1. our Annual Report on Form 10-K for the year ended September 24, 2000, as amended on January 24, 2001;

    2. our Current Report on Form 8-K filed on November 27, 2000, as amended on January 24, 2001;

    3.  our Current Report on Form 8-K filed on December 8, 2000;

    4.  our Current Report on Form 8-K filed on February 9, 2001;

    5.  our Quarterly Report on Form 10-Q for the quarter ended December 30,
        2000;

    6.  our Proxy Statement dated February 12, 2001;

    7.  our Quarterly Report on Form 10-Q for the quarter ended March 25, 2001;
        and

    8. the description of our Class A Common Stock, par value $.0001 per share, included in our registration statement on Form 8-A filed with the SEC on October 26, 1999, including any amendments or reports filed for the purpose of updating such description.

    All documents or reports we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering will be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of the filing of the document or report. Any statement contained in this prospectus, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference in this prospectus, will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

    The Company will provide without charge to any person, including any beneficial owner, to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to:

                        Spanish Broadcasting System, Inc.
                        2601 South Bayshore Drive, PH II
                             Coconut Grove, FL 33133
                            Telephone: (305) 441-6901
                           Attention: Joseph A. Garcia

                       WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The file number of our SEC filings is 33-82114. You may read and copy any document we file with the SEC at the following SEC public reference rooms:

   Judiciary Plaza
450 Fifth Street, N.W.       500 West Madison Street        7 World Trade Center
      Room 1024                    14th Floor                    Suite 1300
Washington, D.C. 20549      Chicago, Illinois 60601     New York, New York 10048

    You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. For a fee, the SEC will send copies of any of our filings to you. In addition, our filed reports, proxy statements and other information are contained in the Internet website maintained by the SEC. The address is http://www.sec.gov.

    Our Class A Common Stock is quoted on the Nasdaq National Market under the symbol "SBSA," and our SEC filings can also be read at the following address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

================================================================================



                              SPANISH BROADCASTING
                                  SYSTEM, INC.

                                4,441,545 SHARES

                              CLASS A COMMON STOCK











                                 ---------------

                                   PROSPECTUS

                                 ---------------









                                 June __, 2001




================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following is an itemized statement of estimated expenses in connection with the sale of the securities being registered by this registration statement.

                   Securities and Exchange Commission
                   registration fee                            $ 6,853.19

                   Printing                                     10,000.00

                   Accounting fees and expenses                 25,000.00

                   Legal fees and expenses                      35,000.00

                   Blue sky fees and expenses                        0.00

                   Miscellaneous                                10,000.00
                                                               ----------
                   Total                                       $86,853.19
                                                               ==========

None of the foregoing expenses will be borne by the selling stockholders.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court or Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    Our third amended and restated certificate of incorporation has a provision which limits the liability of our directors and officers to us to the maximum extent permitted by Delaware law. The third amended and restated certificate of incorporation specifies that our directors and officers will not be personally liable for monetary damages for breach of fiduciary duty as a director or officer, as applicable. This limitation does not apply to actions by a director or officer that do not meet the standards of conduct which make it permissible under the DGCL for the Company to indemnify such director or officer.

     Our amended and restated bylaws provide for indemnification of directors and officers (and others) in the manner, under the circumstances and to the fullest extent permitted by the DGCL. This generally authorizes indemnification as to all expenses incurred or imposed as a result of actions, suits or proceedings if the indemnified parties acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of SBS. Upon completion of our initial public offering in November, 1999, each of our directors entered into an indemnification agreement with us that provides for indemnification to the fullest extent provided by law. We believe that these provisions are necessary or useful to attract and retain qualified persons as directors and officers.

     We have obtained insurance for the benefit of our directors and officers that provides for coverage of up to $100.0 million.

     Additionally, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of SBS pursuant to the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of SBS in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

    (a) EXHIBITS

        4.1 Article V of the Third Amended and Restated Certificate of Incorporation of the Company, dated September 29, 1999 (incorporated by reference to Amendment No. 3 to the Company's 1999 Registration Statement on Form S-1 (the "1999 Registration Statement"), filed on October 6, 1999 (see Exhibit 3.1)).

        4.2 Certificate of Designation filed as Exhibit A to the Third Amended and Restated Certificate of Incorporation of the Company, dated September 29, 1999 (incorporated by reference to the Company's 1999 Registration Statement).

        4.3 Form of stock certificate for the Class A Common Stock of the Company (incorporated by reference to Amendment No. 3 to the Company's 1999 Registration Statement).

        4.4   Lock-up Letter Agreement of James L. Anderson dated
              March 14, 2001.

        4.5 Lock-up Letter Agreement of BlueStone Capital Partners, L.P. dated November 9, 2000.

        4.6   Lock-up Letter Agreement of Charles J. Brooks dated
              March 14, 2001.

        4.7   Lock-up Letter Agreement of James A. Gammon dated March 13, 2001.

        4.8 Lock-up Letter Agreement of The Elias and Miriam Liberman Trust and The Julio and Ida Liberman Trust dated November 10, 2000.

        4.9 Lock-up Letter Agreement of The Liberman Irrevocable Trust dated February 26, 2001.

        4.10  Lock-up Letter Agreement of Marcos Rodriguez dated March 14, 2001.

        4.11 Lock-up Letter Agreement of The Marcos and Sonya Rodriguez Family Trust dated March 14, 2001.

        4.12 Lock-up Letter Agreement of Rodriguez Communications, L.P. dated March 13, 2001.

        4.13 Registration Rights Agreement between the Company and the Holders named therein, dated as of November 9, 2000.

        4.14 Holder Joinder to the Registration Rights Agreement by Rodriguez Communications, L.P., dated March 13, 2001.

        4.15 Holder Joinder to the Registration Rights Agreement by The Liberman Irrevocable Trust, dated February 26, 2001.

        5.1 Opinion of Kaye Scholer LLP regarding legality and validity of the shares.

        23.1  Consent of KPMG LLP.

        23.2  Consent of Kaye Scholer LLP (included in Exhibit 5.1).

        24.1  Power of Attorney (included herein).

        99.1 Purchase Agreement dated May 24, 2001 between the Company and Lehman Brothers Inc. with respect to 9 5/8% Senior Subordinated Notes due 2009.

        99.2 Registration Rights Agreement dated June 8, 2001 between the Company and Lehman Brothers Inc. with respect to 9 5/8% Senior Subordinated Notes due 2009.

        99.3 Indenture dated as of June 8, 2001 among the Company, each of the entities named therein and the Bank of New York as Trustee with respect to 9 5/8% Senior Subordinated Notes due 2009.

ITEM 17. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

           1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

           2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami, State of Florida, on June 25, 2001.

                                 SPANISH BROADCASTING SYSTEM, INC.

                                 By: /s/ Raul Alarcon, Jr.
                                    ------------------------------------
                                 Name:  Raul Alarcon, Jr.
                                 Title: Chairman of the Board of Directors,
                                        Chief Executive Officer and President

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 25, 2001. Each person whose signature appears below hereby authorizes each of Raul Alarcon, Jr. and Joseph A. Garcia, each as attorney-in-fact, to sign and file in his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this registration statement on Form S-3.

         SIGNATURE

                                            Chairman of the Board of Directors,
    /s/ Raul Alarcon, Jr.                   Chief Executive Officer and President
    ----------------------------------      (principal executive officer)
        Raul Alarcon, Jr.

                                            Executive Vice President, Chief Financial
    /s/ Joseph A. Garcia                    Officer and Secretary (principal financial and
    -----------------------------------     accounting officer)
        Joseph A. Garcia

    /s/ Pablo Raul Alarcon, Sr.             Director
    -----------------------------------
        Pablo Raul Alarcon, Sr.

    /s/ Jose Grimalt                        Director
    -----------------------------------
       Jose Grimalt

    /s/ Jason L. Shrinsky                   Director
    -----------------------------------
        Jason L. Shrinsky

                                  EXHIBIT INDEX

Exhibit No.
-----------
    4.1     Article V of the Third Amended and Restated Certificate of
            Incorporation of the Company, dated September 29, 1999 (incorporated by reference to Amendment No. 3 to the Company's 1999 Registration
            Statement on Form S-1 (the "1999 Registration Statement"), filed on
            October 6, 1999 (see Exhibit 3.1)).

    4.2 Certificate of Designation filed as Exhibit A to The Third Amended and Restated Certificate of Incorporation of the Company, dated
            September 29, 1999 (incorporated by reference to the Company's 1999
            Registration Statement).

    4.3 Form of stock certificate for the Class A Common Stock of the Company (incorporated by reference to Amendment No. 3 to the Company's 1999 Registration Statement).

    4.4     Lock-up Letter Agreement of James L. Anderson dated March 14, 2001.

    4.5     Lock-up Letter Agreement of BlueStone Capital Partners, L.P. dated
            November 9, 2000.

    4.6     Lock-up Letter Agreement of Charles J. Brooks dated March 14, 2001.

    4.7     Lock-up Letter Agreement of James A. Gammon dated March 13, 2001.

    4.8 Lock-up Letter Agreement of The Elias and Miriam Liberman Trust and The Julio and Ida Liberman Trust dated November 10, 2000.

    4.9     Lock-up Letter Agreement of The Liberman Irrevocable Trust dated
            February 26, 2001.

    4.10    Lock-up Letter Agreement of Marcos Rodriguez dated March 14, 2001.

    4.11    Lock-up Letter Agreement of The Marcos and Sonya Rodriguez
            Family Trust dated March 14, 2001.

    4.12    Lock-up Letter Agreement of Rodriguez Communications, L.P. dated
            March 13, 2001.

    4.13 Registration Rights Agreement between the Company and the Holders named therein, dated as of November 9, 2000.

    4.14    Holder Joinder to the Registration Rights Agreement by Rodriguez
            Communications, L.P., dated March 13, 2001.

    4.15    Holder Joinder to the Registration Rights Agreement by The
            Liberman Irrevocable Trust, dated February 26, 2001.

    5.1 Opinion of Kaye Scholer LLP regarding legality and validity of the shares.

    23.1    Consent of KPMG LLP.

    23.2    Consent of Kaye Scholer LLP (included in Exhibit 5.1).

    24.1    Power of Attorney (included herein).

    99.1    Purchase Agreement dated May 24, 2001 between the Company and Lehman
            Brothers Inc. with respect to 9 5/8% Senior Subordinated Notes due
            2009.

    99.2 Registration Rights Agreement dated June 8, 2001 between the Company and Lehman Brothers Inc. with respect to 9 5/8% Senior Subordinated
            Notes due 2009.

    99.3 Indenture dated as of June 8, 2001 among the Company, each of the entities named therein and the Bank of New York as Trustee with respect to 9 5/8% Senior Subordinated Notes due 2009.




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